Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-111056 on Form S-8, Registration Statement No. 333-121614 on Form S-4, and Registration Statement No. 333-183729 on Form S-3 of our reports dated February 28, 2013, relating to the financial statements and financial statement schedule of Whiting Petroleum Corporation, and the effectiveness of Whiting Petroleum Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
February 28, 2013